Exhibit 12.1


Ratios of Earnings to Fixed Charges


                                               June-97       Dec-96         Dec-95       Dec-94       Dec-93         Dec-92
                                             ---------     ----------     ----------   ----------   ----------     ----------
Pre-tax income from continuing
  operations                                   $43.5         72.9           72.2         61.3        12.8            66.7
Fixed Charges:
   Interest on indebtedness                      1.4          2.3            4.1          3.0         2.3             2.6
   Interest factor on operating
     leases                                      1.7          1.9            1.6          1.7         1.6             1.7
   Interest factor on capital
     leases                                      2.0          4.1            4.1          4.1         4.1             4.1

   Preferred stock dividend of
     majority owned sub                                       1.7            1.8
                                             ---------     ----------     ----------    ---------   ---------      ----------
       Income as adjusted                       48.6         82.9           83.8         70.1        20.8            75.1
                                             =========     ==========     ==========    =========   =========      ==========
Fixed Charges:
   Interest on indebtedness                      1.4          2.3            4.1          3.0         2.3             2.6
   Interest factor on operating
     leases                                      1.7          1.9            1.6          1.7         1.6             1.7
   Interest factor on capital
     leases                                      2.0          4.1            4.1          4.1         4.1             4.1

   Preferred stock dividend of
     majority owend sub                                       1.7            1.8
                                             ---------     ---------      ----------    ----------  --------       ----------
       Total fixed charges                       5.1         10.0           11.6          8.8         8.0             8.4
                                             =========     =========      ==========    ==========  ========       ==========
Ratio of Earnings to fixed
  charges                                        9.53         8.29           7.22         7.97        2.60            8.94

Preferred Stock Dividend                         0.9

Ratio of Earnings to fixed
  charges and preferred stock
  dividend                                      8.13         8.29           7.22         7.97        2.60            8.94

Impact of Capital Securities
Dividend after debt retirement                   3.1          6.3

Pro Forma Ratio of Earnings to
Fixed Charges, Preferred Stock
Dividend and Capital Securities Dividend         5.34         5.09


